Harbor Custom Development, Inc., Announces Board of Directors’ Resignation

TACOMA, Wash., September 22, 2023, (GLOBENEWSWIRE) -- Harbor Custom Development, Inc. (Nasdaq: HCDI, HCDIP, HCDIW, HCDIZ) (“Harbor,” “Harbor Custom Homes®,” or the “Company”), a real estate company involved in all aspects of the land development cycle, today announced Wally Walker has accepted a position with the University of Virginia as the Deputy Athletics Director and will be relocating to Virginia. As a result, Mr. Walker will be stepping down from his role on the Company’s Board of Directors effective immediately. Mr. Walker has been an independent director since October 2020.

“Wally’s contributions to the Board have been invaluable over the past three years. We are grateful for his support, commitment, and expertise to the Company during his time with us. We congratulate him on his new role and wish him the best of luck in his new adventure,” stated Jeff Habersetzer, Interim Chief Executive Officer of Harbor Custom Development, Inc.

Mr. Walker stated, “Working with Harbor and the Board for the past three years has been an honor. While I will miss serving Harbor and the Shareholders, I am excited about returning to my alma mater. I remain confident in the Company’s plan, and I wish Jeff and the rest of the team nothing but the best going forward.”

“On behalf of the Board, we express our gratitude for Wally’s leadership and contribution to the Company, and we wish him success with this exciting opportunity,” commented Karen Bryant, Lead Independent Director of Harbor’s Board of Directors.

About Harbor Custom Development, Inc.
Harbor Custom Development, Inc. is a real estate development company involved in all aspects of the land development cycle, including land acquisition, entitlements, construction of project infrastructure, home and apartment building, marketing, and sales of various residential projects in Western Washington's Puget Sound region; Sacramento, California; Austin, Texas; and Punta Gorda, Florida. As a land developer and builder of apartments and single-family luxury homes, Harbor Custom Development's business strategy is to acquire and develop land strategically based on an understanding of population growth patterns, entitlement restrictions, infrastructure development, and geo-economic forces. Harbor focuses on acquiring land with scenic views or convenient access to freeways and public transportation to develop and sell residential lots, new home communities, and multi-story apartment properties within a 20 to 60-minute commute of the nation's fastest-growing metro employment corridors.

Forward-Looking Statements
Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are based upon current estimates and assumptions. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are subject to various risks and uncertainties, including, without limitation, those set forth in the Company's filings with the Securities and Exchange Commission. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements, whether as a result of new information, future events, or otherwise, except as required by law.

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